Filed Pursuant to Rule 433

Registration Number 333-190160

€1,000,000,000 0.500% Notes Due 2021

€750,000,000 1.125% Notes Due 2024

€500,000,000 1.750% Notes Due 2028
International Business Machines Corporation
February 29, 2016
Pricing Term Sheet

Issuer	International Business Machines Corporation
Issuer Ratings*	Aa3/AA-/A+ (Moody’s/S&P/Fitch)
Format	SEC Registered
Form	Registered Form
Trade Date	February 29, 2016
Settlement Date**	March 7, 2016 (T+5)
Listing	Application will be made to list the Notes on the New York Stock Exchange
Bookrunners	Deutsche Bank AG, London Branch, Goldman, Sachs & Co., Merrill Lynch International, Société Générale and UniCredit Bank AG
Co-Managers	ING Bank N.V. Belgian Branch and TD Securities (USA) LLC
	2021 Notes	2024 Notes	2028 Notes
Size	€1,000,000,000	€750,000,000	€500,000,000
Maturity	September 7, 2021	September 6, 2024	March 7, 2028
Interest Payment Date	September 7 of each year	September 6 of each year	March 7 of each year
First Payment Date	September 7, 2016	September 6, 2016	March 7, 2017
Benchmark Bund	OBL 0.000% due April 9, 2021	DBR 1.000% due August 15, 2024	DBR 0.500% due February 15, 2026
Benchmark Bund Yield	-0.403%	-0.094%	0.107%
Spread to Benchmark Bund	+102.6 bps	+129.4 bps	+175 bps
Mid Swaps Yield	0.023%	0.350%	0.657%
Spread to Mid Swaps	+60 bps	+85 bps	+120 bps
Yield to Maturity	0.623%	1.200%	1.857%
Coupon	0.500% (payable annually)	1.125% (payable annually)	1.750% (payable annually)
Make-Whole Call
Reference Bund	OBL 0.000% due April 9, 2021	DBR 1.000% due August 15, 2024	DBR 0.500% due February 15, 2026
Spread to Reference Bund	+15 bps	+20 bps	+30 bps
Price to Public	99.337%	99.399%	98.858%
Underwriting Discount	0.250%	0.325%	0.425%
Price to Issuer	99.087%	99.074%	98.433%
Day Count	Actual / Actual (ICMA)	Actual / Actual (ICMA)	Actual / Actual (ICMA)
Minimum Denomination	€100,000 and integral multiples of €1,000 in excess thereof	€100,000 and integral multiples of €1,000 in excess thereof	€100,000 and integral multiples of €1,000 in excess thereof
CUSIP / ISIN / Common Code	459200JJ1 / XS1375841159 / 137584115	459200JK8 / XS1375841233 / 137584123	459200JL6 / XS1375955678 / 137595567

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect that delivery of the notes will be made to investors on or about March 7, 2016, which will be the fifth business day following the date of this final term sheet (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of the prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of the prospectus supplement or the next succeeding business day should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank AG, London Branch, toll-free at (800) 503-4611, Goldman, Sachs & Co. at (866) 471-2526, Merrill Lynch International, toll-free at (800) 294-1322, Société Générale at +44 20 7676 7618, or UniCredit Bank AG at +49 89 378 41771.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by International Business Machines Corporation on February 29, 2016 relating to its Prospectus dated July 26, 2013.